Exhibit 10.2

CONSULTANT AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of April 2, 2018 (the “Effective Date”) by and between WHitaker BIOPHARMACEUTICAL CONSULTING LLC (“CONSULTANT”), with an office located at 1441 Orchard Way, Bryn Mawr, PA, and VALLON PHARMACEUTICALS, INC. (“VALLON”), a Delaware corporation with its principal place of business at 100 N 18th Street, Suite 300, Philadelphia, PA 19103

WHEREAS, VALLON wishes to retain CONSULTANT in connection with certain research program(s) to develop CNS prescription pharmaceutical product(s) that is/are proprietary to, or licensed to VALLON (the “Services”);

WHEREAS, CONSULTANT is agreeable to providing the Services to VALLON as set forth below; and

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, CONSULTANT and VALLON hereby agree as follows:

1.	CONSULTANT Services

1.1	This Agreement sets forth the general terms and conditions with respect to the Services. A description of the Services and the payment schedule for the Services are more fully set forth in the Exhibit(s) attached to this Agreement, which are incorporated by reference herein.

1.2	CONSULTANT represents and warrants that the Services will be performed in accordance with (a) all applicable state and federal laws and regulations, including , without limitation, the federal Food Drug and Cosmetic Act and specifically including standards of Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices; and (b) with all due care and diligence and the standards and practices that are generally accepted in the industry among others with similar experience as CONSULTANT engaged in projects similar to the Services to be provided under this Agreement.

2.	Term and Termination.

2.1	This Agreement shall commence on the Effective Date and shall terminate twenty-four (24) months after the Effective Date (“Term”), unless (i) this Agreement is sooner terminated as provided in Sections 2.2 and 2.3 below or (ii) the parties agree in writing to extend the Term for a mutually agreed upon period.

2.2	Either party may terminate this Agreement and/or any Exhibit at any time and for any reason upon a minimum of thirty (30) days’ prior notice to the other party. In the event of any such early termination of some or all of the Services, CONSULTANT shall assemble and turn over in an orderly fashion to authorized representatives of VALLON all documents, write-ups, notes, computer programs and other material related thereto, and VALLON shall pay the charges stated herein and not previously paid for the period since the date of commencement of the Services through the date of notice of termination, for Services satisfactorily performed.

2.3	Either party shall have the right at any time to terminate this Agreement and/or the Exhibit(s) immediately for non-performance or material breach of this Agreement or such Exhibit(s) by the other party; provided, however, that no such termination of this Agreement shall relieve a breaching party of any liability or obligation it might otherwise have.

3.	Conflicts of Interest. CONSULTANT represents and warrants that CONSULTANT is authorized to enter into this Agreement and that the terms of this Agreement are not inconsistent with or a violation of any contractual or other legal obligation to which CONSULTANT is subject.

4.	Warranties.

4.1	CONSULTANT understands and acknowledges that the performance of Services and payment for such Services in accordance with the terms of this Agreement does not constitute a solicitation, receipt, offer, payment or remuneration for referring business or purchasing or ordering VALLON products or services, including those payable under Medicare or Medicaid.

4.2	CONSULTANT warrants that it: (1) has not been, or is not currently, an individual, corporation, partnership, association or entity that has been debarred by the U.S. Food and Drug Administration ("FDA") pursuant to 21 U.S.C. §335 (a) or (b) (or excluded by virtue of inclusion on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov), or the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov); (2) is not an employer, employee or partner of a Debarred or Excluded Individual; (3) has not been convicted of or pled guilty or no contest to a crime; and (d) has not been sanctioned by a federal or state law enforcement, regulatory or licensing agency. CONSULTANT has no knowledge of any circumstances which may affect the accuracy of the foregoing representations.

5.	Ownership of Intellectual Property. CONSULTANT shall disclose promptly to VALLON all inventions, ideas, concepts, and discoveries, including but not limited to processes, methods, formulas, biological materials, specimens, chemical compounds, formulations, data, techniques, products, applications, procedures, technical information, drawings, reports and designs as well as improvements and modifications thereof and know-how thereto (collectively “Developments”), whether or not protectable by copyright, patent, trademark, trade secret or any similar statues or protections (collectively “Legal Protections”), that CONSULTANT makes, conceives, discovers, develops or reduces to practice as a result of or in connection with the performance of the Services and/or the receipt and/or generation of VALLON Confidential Information hereunder. CONSULTANT agrees that all Developments and any rights that CONSULTANT may have or acquire therein in any country in the world and their resulting benefits (“Rights”) shall be the sole and absolute property of VALLON as a “work made for hire” or otherwise and CONSULTANT hereby assigns to VALLON, without further compensation all Rights, with respect to the Developments.

5.1	CONSULTANT agrees to keep complete and accurate records of all Developments.

5.2	CONSULTANT agrees that, at the request of VALLON, CONSULTANT will execute all such documents and perform all such acts as VALLON or its duly authorized agents may reasonably require (a) to effect the assignment of the Developments as agreed above; (b) to apply for, obtain, and vest in the name of VALLON alone any Rights with respect to Developments under Legal Protection in any country throughout the world; and (c) at VALLON’s expense, to assist VALLON in defending, enforcing and/or prosecuting any such Rights.

5.3	CONSULTANT agrees that promptly upon termination of this Agreement, CONSULTANT shall deliver to VALLON all Developments, either completed or uncompleted, and any documents, reports and other materials which are in CONSULTANT’s possession in connection with the performance of Services under this Agreement.

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6.	Confidentiality. CONSULTANT acknowledges that CONSULTANT will generate and/or receive confidential and proprietary information from, on behalf of, or at the direction of, VALLON in connection with, and during the course of providing, the Services, including but not limited to technical, clinical, marketing, commercial and/or legal information, data, reports, drawings, models, designs, prototypes, biological material, specimens, chemical compounds, formulas, manufacturing or other processes, software, specifications, patent applications, marketing strategies, customer information and customer lists (“Confidential Information”). As used herein, “Confidential Information” includes all Developments as defined in Section 5. All Confidential Information is and shall at all times remain the exclusive property of VALLON. CONSULTANT agrees:

6.1	to hold the Confidential Information in strict confidence and not to disclose or make available any Confidential Information to any third party whatsoever, without the prior written consent of VALLON;

6.2	to use the Confidential Information only for the benefit of VALLON and only for the purpose of providing the Services;

6.3	to take at least the same degree of care to prevent disclosure of Confidential Information as CONSULTANT takes to preserve and safeguard CONSULTANT’s own confidential and proprietary information;

6.4	not to make copies of the Confidential Information except to the extent that the copies are reasonably necessary for providing the Services;

6.5	to return or destroy (as VALLON may direct) any Confidential Information held by CONSULTANT immediately upon termination of this Agreement above and provide VALLON with a letter certifying that all such Confidential Information has been returned or destroyed as directed;

6.6	that Confidential Information excludes information that:

a)	as evidenced by CONSULTANT’s written records, was lawfully known to CONSULTANT prior to its communication by, on behalf of, or at the direction of VALLON and was not communicated to CONSULTANT subject to any restrictions on disclosure or use; or

b)	as evidenced by CONSULTANT’s written records, is independently developed by CONSULTANT without use or knowledge of the Confidential Information; or

c)	is or becomes a part of the public domain other than by a breach of this Agreement by CONSULTANT; or

d)	becomes known to CONSULTANT by the action of a third party not in breach of any obligation of confidence; or

e)	is required to be disclosed or made available by CONSULTANT to a third party pursuant to any applicable law, governmental regulation, or decision of any court or tribunal of competent jurisdiction, so long as CONSULTANT takes reasonable steps, in light of the circumstances, to give VALLON sufficient prior notice in order to contest such law, governmental regulation, or decision;

6.7	that no representation or warranty, express or implied, is made by VALLON as to the accuracy, completeness or reasonableness of any Confidential Information and that VALLON will not have any liability to CONSULTANT as a result of CONSULTANT’s possession or use of the Confidential Information;

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6.8	that money damages may not be sufficient remedy for any breach of this Section 6 and that VALLON will be entitled to seek specific performance and injunctive or equitable relief as a remedy for any such breach; and

6.9	that CONSULTANT may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and CONSULTANT does not disclose the trade secret except pursuant to a court order.

7.	Independent Contractor. The relationship of CONSULTANT to VALLON shall be that of an independent contractor rendering professional services. CONSULTANT is not an employee of VALLON and nothing contained in this Agreement shall be deemed to create a partnership, joint venture, employment or similar relationship between VALLON and CONSULTANT. In further demonstration of CONSULTANT’s independent CONSULTANT status, CONSULTANT and VALLON agree as follows:

7.1	No Benefits, Etc. CONSULTANT shall have no authority to execute contracts or make commitments on behalf of VALLON or assume any obligation or liability on behalf of VALLON or to negotiate with third parties regarding any matters relating to VALLON and its business. VALLON shall not require CONSULTANT to devote his full time to performing the Services and, subject to Paragraph 6, CONSULTANT has the right to perform services for others during the term of this Agreement. CONSULTANT shall not receive any training from VALLON in the skills necessary to perform the Services required by this Agreement CONSULTANT shall not be entitled to participate in any of the benefit, welfare, bonus or incentive plans maintained by VALLON for its employees, except as otherwise provided herein. VALLON shall not make any state or federal unemployment compensation payments on behalf of CONSULTANT and CONSULTANT shall not be entitled to these benefits in connection with Services performed under this Agreement.

7.2	Taxes. CONSULTANT shall be responsible for all tax payments due in connection with payments made to CONSULTANT hereunder in accordance with federal, state, city, county and other local tax laws, including all applicable income taxes. VALLON will provide a form 1099 to CONSULTANT for tax purposes.

8.	Tax Indemnity. CONSULTANT agrees to indemnify and hold harmless VALLON from any and all claims or demands under any federal, state or local tax law or ordinance in respect of any failure of VALLON to withhold income tax, FICA or any other tax from amounts paid to CONSULTANT hereunder, including any interest or penalties relating thereto and any costs or expenses incurred in defending such claims.

9.	Indemnification.

9.1	By VALLON. VALLON shall indemnify, defend and hold harmless CONSULTANT and its employees, affiliates, directors, officers, and agents (collectively, the “CONSULTANT Indemnitees”) from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, cost and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees, expert witnesses and court costs (collectively, “Claims”), incurred in connection with any claim, demand, action, or proceeding brought by a third party arising from or in connection with (a) the negligence or willful misconduct of the VALLON Indemnitees (as defined below); or (b) CONSULTANT’S conduct of specific Services in accordance with the express written instructions of VALLON, except in each case of (a) and (b) to the extent resulting from the CONSULTANT Indemnitee’s negligence or willful misconduct or breach of this Agreement.

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9.2	By CONSULTANT. CONSULTANT shall indemnify, defend, and hold harmless VALLON and its employees, affiliates, directors, officers, and agents (“VALLON Indemnitees”) from and against any and all Claims incurred in connection with any claim, demand, action, or proceeding brought by a third party arising from (a) the CONSULTANT Indemnitees performance of the Services, or (b) any assertion that the Consultant is not an independent contractor with respect to Company, except in each case of (a) and (b) to the extent resulting from the negligence or willful misconduct of Company or any of its agents or employees, VALLON’S breach of this Agreement or CONSULTANT’S conduct of specific Services in accordance with the express written instructions of Company.

9.3	Indemnification Procedure. Each party’s agreement to indemnify, defend, and hold harmless the other party and its respective indemnitees is conditioned upon the indemnified party: (i) providing written notice to the indemnifying party of any claim, demand, or action arising out of the indemnified activities within thirty (30) days after the indemnified party has knowledge of such claim, demand, or action provided, however, that the failure timely to give a such notice shall affect the rights of the indemnified parties hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the indemnifying party with respect to such claim; (ii) permitting the indemnifying party to assume full responsibility and authority to investigate, prepare for, settle, and defend against any such claim, demand, or action; (iii) assisting the indemnifying party, at the indemnifying party's reasonable expense, in the investigation of, preparation for and defense of any such claim, demand, or action; and (iv) not compromising or settling such claim, demand, or action without the indemnifying party’s written consent

10.	Limitation of Liability. NEITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, OR ANY INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION ANY DAMAGES RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF PROFITS, REVENUES, DATA OR USE, OR ANY EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY OBLIGATION OF A PARTY HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF THE ACTION (E.G., CONTRACT, BREACH OF WARRANTY, TORT OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS SET FORTH IN THIS SECTION 10 SHALL NOT APPLY TO A PARTY’S INDEMNITY OBLIGATIONS OR A BREACH OF CONFIDENTIALITY HEREUNDER OR TO CLAIMS ARISING OUT OF OR RELATED TO A PARTY’S INTENTIONAL OR WILLFUL MISCONDUCT.

11.	Assignment. Neither CONSULTANT nor VALLON may assign this Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party, which approval shall not be unreasonably delayed or withheld; provided, however, that without such consent, VALLON may assign this Agreement to an affiliate or in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, consolidation or combination with or into another entity. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, administrators, successors and permitted assigns of the parties.

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12.	Waiver. The waiver by any party of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision.

13.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

14.	Survival. The provisions Sections 5, 6, 8, 9, 10, 15, 17, 18, 19 and this Section 14 and any other obligation under this Agreement which is to survive or be performed after termination of this Agreement, regardless of the cause therefore, shall survive any termination or expiration of this Agreement.

15.	Notices. Any notice or other communication required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if (i) hand delivered, (ii) sent by overnight guaranteed delivery service, such as Federal Express or UPS; or (iii) sent by facsimile transmission or electronic mail during addressee’s normal business hours, with a duplicate copy sent by overnight delivery or certified or registered mail (except for any notice of termination which must be sent by method (i) or (ii)), addressed as follows:

If to CONSULTANT:	WHITAKER BIOPHARMACEUTICAL CONSULTING LLC

1441 Orchard Way
Bryn Mawr, PA 19010
Attn: Timothy Whitaker, MD

If to VALLON:	VALLON PHARMACEUTICALS, INC.
100 N. 18th Street, Suite 300
Philadelphia, PA 19103
Attn.: David Baker

or to such other address or addressee as either party may from time to time designate to the other by written notice. Any such notice or other communication shall be deemed to be given as of the date it is received by the addressee.

16.	No Publicity. CONSULTANT and VALLON shall not make any announcement relating to this Agreement, or the Services without the prior written consent of both CONSULTANT and VALLON, which may be withheld at each other’s discretion.

17.	Drafting Responsibility. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding the choice of law rules.

19.	Entire Agreement; Amendments; Signatories. This Agreement, including the Exhibits, represents the entire agreement between the parties in relation to the subject matter contained herein and supersedes all previous other agreements and representations, whether oral or written. This Agreement may be modified only if such modification is in writing and signed by a duly authorized representative of each party. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement. Any photocopy, facsimile or electronic copy of this Agreement, or of any counterpart, shall be deemed the equivalent of an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate original on the dates set forth below.

WHITAKER BIOPHARMACEUTICAL CONSULTING LLC		VALLON PHARMACEUTICALS, INC.

By	/s/ Tim Whitaker	By	/s/ Ofir Levi

Name	Tim Whitaker	Name	Ofir Levi

Title	Member	Title	Director

Date	April 4, 2018	Date	April 10, 2018

Tax ID or SSN	[* * *]

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EXHIBIT 1 TO CONSULTANT AGREEMENT BETWEEN WHITAKER BIOPHARMACEUTICAL CONSULTING LLC AND VALLON PHARMACEUTICALS, INC., EFFECTIVE APRIL 2, 2018

1.	Description of Services.

CONSULTANT shall provide medical and clinical development consulting services to VALLON regarding VALLON portfolio products. The Services shall include the types of services provided by a chief medical officer, including those entailed in the list provided below. CONSULTANT shall provide, at VALLON’s request, the Services for approximately forty to fifty-five (40-55) hours per month until this Agreement is terminated pursuant to Section 2 of the Agreement.

List of services:

•	Review FDA pre-IND meeting minutes

•	Provide input into draft protocol designs for two Phase I studies – one bioequivalence between ADAIR and reference d-amphetamine, and a second Food Effect study evaluating ADAIR in a Fed vs Fasting state. The draft protocols will be written by the CRO.

•	Provide input, editing, and review of clinical section of IND which include the two protocols above, the Investigator Brochure (IB), and clinical sections in Module 2

•	Provide support to the head of Regulatory Affairs in responding to any FDA inquiries or proposed amendments to the Phase I study protocols

•	Provide medical oversight of the two Phase I studies described above. NOTE: the study will be monitored by the CRO and their will be a Clin Ops consultant (who the CMO recommended)

•	Be available to handle medical inquiries from the CRO/study site

•	Be available to handle ad hoc questions from investors

•	Provide clinical input into a feasibility study of intranasal abuse of ADAIR

•	Provide clinical input into the design of a Phase II intranasal human abuse liability study

•	Lead the development of the IN HAL study protocol and work with the head of Regulatory on the protocol submission to FDA

•	Lead the development of a study protocol for a Phase III adult ADHD clinical trial of ADAIR to be conducted in 2019 or 2020

•	Provide ad hoc Medical Affairs type support of ADAIR and Vallon

•	Review draft data, tables, figures, listings and provide input to Clinical Study Reports

•	Provide clinical input and support to NDA components

2.	CONSULTANT Fees. In consideration of the Services provided hereunder, VALLON shall pay the CONSULTANT $10,000 per month, during which CONSULTANT will provide consulting services for 10-12 hours per week on average. If Consultant and VALLON agree to an amended workload, the consulting fee will be adjusted proportionately. For example, if the parties agree that the CONSULTANT will be working an average of 20-24 hours per week, then the monthly Consulting Fee would be adjusted to $20,000.

Unless otherwise agreed, VALLON shall reimburse CONSULTANT for all reasonable expenses, including but not limited to hotel, transportation, meals and other expenses incurred in connection with the Services. All of CONSULTANT’s expenses must be pre-approved by VALLON prior to being incurred. Such pre-approved expenses will be reimbursed only upon the showing of appropriate supporting receipts and other documentation.

3.	EQUITY. Should VALLON, in its discretion, become a public company (“NewCo”), then within 30 calendar days thereafter, VALLON shall recommend to the Board of Directors or a committee thereof to grant CONSULTANT an option to purchase up to 0.5% of the fully diluted common shares of NewCo (the “Stock Option”) under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”). The Stock Option shall have an exercise price per share equal to the “Fair Market Value” (as defined in the Equity Plan) of a share of the Company’s common stock on the date of grant. The Stock Option shall vest in installments and become exercisable as follows: 1/2 on the date Milestone #1 is achieved, and 1/2 on the date Milestone #2 is achieved. Except as specifically provided herein, the Stock Option shall be granted upon the terms, and subject to the conditions, of the Equity Plan and the award agreement evidencing the grant of the Stock Option, as provided to consultants of the Company generally.

•	Milestone # 1 is defined as successful completion, at the stage of reporting topline results, of bioequivalence and bioavailability studies with respect to the Product. Successful completion of the bioequivalence study shall mean that the Product demonstrated a 90% confidence interval for both a Cmax and AUC of between 80% and 125% of the reference standard dextroamphetamine. Successful completion of the bioavailability study shall mean reporting topline results of the study.

•	Milestone #2 is defined as the successful achievement of topline data in a clinical human abuse liability study where successful achievement is defined as a statistically significant difference between the Product and dextroamphetamine on the primary endpoint. Because a human abuse liability study of the Product may not be feasible, this milestone may be also achieved by: 1) written documentation from the FDA that the Product could be granted abuse deterrent labeling based on Category 1 (physical tampering, manipulation) studies alone; OR 2) upon signing a partnership, licensing, or sale agreement for the Product with another pharmaceutical company; OR 3) upon FDA approval of the Product; OR 3) upon achievement of other milestones as agreed by both parties.

4.	Invoicing and Payment. CONSULTANT shall invoice VALLON in arrears monthly for fees and pre-approved expenses. The invoice shall state the fees owed for that period, a brief description of the Services rendered and the amount due for related reimbursable, pre-approved travel-related expenses. Each invoice shall be accompanied by receipts or other documentation as appropriate. Properly completed invoices will be paid by VALLON net 30 days after receipt. Invoices shall be sent to VALLON to the attention of David Baker at the address set forth in Section 15 of the Agreement.

5.	Terms and Conditions. All other terms and conditions of the Consultant Agreement dated April 2, 2018 are incorporated by reference as if fully set forth herein.

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EXHIBIT ACCEPTED AND APPROVED BY AND BETWEEN:

WHITAKER BIOPHARMACEUTICAL CONSULTING LLC		VALLON PHARMACEUTICALS, INC.

By	/s/ Tim Whitaker	By	/s/ Ofir Levi

Name	Tim Whitaker	Name	Ofir Levi

Title	Member	Title	Director

Date	April 4, 2018	Date	April 10, 2018